Exhibit 99.1

RGS Energy Reports Second Quarter 2015 Results

Company Reports Positive Stockholders’ Equity and Positive Working Capital, and Reports Q2 Net Income of $1.4 Million vs. Net Loss of $21.4 Million in Prior Year

LOUISVILLE, CO, August 12, 2015 – RGS Energy (NASDAQ: RGSE), one of the nation’s leading rooftop installers of solar equipment, has reported results for its second quarter ended June 30, 2015. The company also filed today its quarterly report on Form 10-Q.

“During the second quarter, we made great strides towards turning around our business that resulted in several accomplishments, including our return to positive stockholders’ equity and positive working capital,” stated RGS Energy CEO, Dennis Lacey. “Since the end of the quarter, we have further reduced our accounts payable, the aging of which was hindering our business. We are now pivoting our efforts toward revenue growth by expanding our sales and construction capabilities.”

Summary Business Update

The company previously reported completing a series of financial transactions that have strengthened its financial position, as well as actions taken to restructure its business operations for improved operating results. These results during the quarter include reporting positive stockholders’ equity and positive working capital, as well as cutting the operating loss in half compared to the first quarter of 2015. See further highlights regarding the company’s financial performance in the table, below.

	(in thousands, unaudited)
	Quarter Ended
	June	March
	30, 2015	31, 2015
Balance Sheet
Cash and cash equivalents	$5,338	$992
Cash and available borrowings:
Under Current Borrowing Base (see update below)	6,058	2,765
Under Maximum allowed Borrowing Base	6,310	4,032

Line-of-credit Borrowing	4,028	1,960
Related Party Debt	0	3,150
Total Debt Outstanding	4,028	5,110
Working Capital (Deficit) - Current Assets less Current Liabilities	2,743	(7,568)
Stockholders' Equity (Deficit)	7,328	(11,614)

Statement of Operations
Residential Segment:
Revenue	11,110	6,857
Business Unit Contribution	(509)	(2,469)
Sunetric Segment:
Revenue	3,617	3,753
Business Unit Contribution	162	(313)
Selling, Operating and G&A Ratio to Revenue	29%	53%
Operating Loss	(2,896)	(5,147)
Net Income (Loss)	$1,575	$(3,552)

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Update on Cash and Available Borrowings:

Under current borrowing base	$1,325
Under maximum borrowing base	3,012

A roll forward of cash and available borrowing from June 30, 2015 through August 6, 2015 is:

Cash and available at June 30, 2015	$6,058
Collections of stock subscriptions receivable	900
Pay-down line-of-credit	(1,226)
Pay-down of prior accounts payable and accrued expenses	(2,466)
Decline in size of borrowing base	(1,232)
Used in operations	(709)
Cash and available at August 6, 2015	$1,325

Q2 2015 Financial Summary

•	In the second quarter of 2015, net revenue increased to $14.7 million from $10.6 million in the previous quarter and decreased from $19.6 million in the second quarter of 2014. The company did not emphasize originating new sales during 2015, as it focused on converting its long-standing backlog to revenue and achieving a better balance between sales and construction. Now that the company has reduced its backlog and established a stronger financial position that the company believes will support the expansion of its sales organization, it is now refocused on new sales order generation.

o	Residential segment average selling price (ASP) on new sales orders decreased 0.5% from the previous quarter and rose 5.4% from the second quarter of 2014.

o	Approximately 25% of the company’s revenue for the second quarter of 2014 was from two states, Missouri and Colorado, which previously offered attractive incentives to homeowners. With the repeal of those incentives, the revenue from these states in the second quarter of 2015 was approximately 1% of revenue.

o	The company installed solar equipment on 438 roofs in the second quarter of 2015, as compared to 264 installations in the previous quarter and 568 installations in the second quarter of 2014. The sequential increase in rooftop installations is primarily due to the company’s improved financial condition that provided the ability to acquire solar panels and complete backlogged solar installations. The decline in rooftop installations from the second quarter of 2014 is due to the reduction in the Missouri, Colorado and California markets.

•	In the second quarter of 2015, income from continuing operations net of tax improved to $1.6 million from a loss of $3.6 million in the previous quarter, and declined from $1.7 million in the same year ago quarter.

o	Gross margin for the residential segment was 15.2% in the second quarter of 2015, which increased from 10.3% in the previous quarter and declined from 22.0% in the second quarter of 2014. The sequential increase primarily reflects the gross margin percentage increasing whenever there is an increase in revenue as there is a fixed cost element in the cost of goods

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sold. The year-over-year decline reflects residential segment revenue declining by 30% and an approximate three-fold increase in customer cancellations. The customer cancellations arose from the company’s previous inability to make installations at an appropriate rate.

o	Gross margin for the Sunetric segment was 21% in the second quarter of 2015, which increased from 5% in the first quarter of 2015 and decreased from 26.3% in the second quarter of 2014. The sequential increase primarily reflects increased residential installations, as well as the company’s refocus on its Hawaiian Island business for commercial projects.

o	The Sunetric segment contributed $160,000 in the second quarter of 2015, as compared to a loss of $150,000 in the same year-ago quarter. The increase was attributable to an increased level of residential approval by the local utility and improved integration of business activities, including cost saving initiatives.

o	Aggregate selling and operating and general and administrative expenses decreased $5.0 million to $4.2 million in the quarter versus the prior year quarter. The decrease in the selling and operating expenses was primarily attributable to a decrease in headcount; general and administrative cost saving initiatives; the restructuring of the sales organization and commission plan; and reducing the cost of customer leads. Since RGS Energy plans to increase the size of its sales organization, it expects to incur up-front sales and marketing costs that will increase its total selling and operating expenses both in dollar amount and as a percentage of revenue for the remainder of 2015.

o	Derivative gain, net, was $4.5 million for the quarter versus $1.8 million for the previous quarter and $6.1 million for the second quarter of 2014. The change in derivative liability is principally due to the company’s market capitalization declining from the same prior year quarter as well as the exercise of the remaining warrants from the February 2015 offering. During the quarter, the company completed a warrant exchange transaction that eliminated the majority of the company’s derivative warrant liabilities. By removing the majority of the outstanding derivative warrant liabilities, the company’s financial results will no longer be subject to the same degree of material volatility from non-cash charges to income that result from changes in the values of these derivative warrant liabilities in the past.

•	Loss from discontinued operations, net of tax, was $0.1 million, reflecting the winding down of the company’s Large Commercial segment. For the prior year quarter, discontinued operations were a loss of $23 million, underscoring management’s earlier announced strategic decision to exit the Large Commercial business in mainland U.S.

•	Including both continuing and non-continuing operations, the net income for the quarter totaled $1.4 million or $0.28 per share, as compared to a net loss of $21.4 million or $(9.27) per share in the second quarter of 2014.

Six Months Ended June 30, 2015

•	Net revenue decreased 24% to $25.3 million versus the same year-ago period.

•	Solar system installations on homes and small businesses decreased 35.2% to 702 installations in the period from 1,084 installations in the same year-ago period.

•	Operating loss from continuing operations was $8.0 million, as compared to $12.5 million in the same year-ago period.

•	Loss from discontinued operations, net of tax, was $0.3 million, as compared to a loss of $25.8 million in the same year-ago period.

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•	Net loss was $2.3 million or $(0.58) per share, as compared to a loss of $36.2 million or $(16.32) per share in the same year-ago period. The improvement from the prior year is primarily attributable to management’s decision to exit the Large Commercial segment in mainland U.S. and actions to reduce operating costs.

Backlog and Net Sales Orders

Backlog is increased for transactions from acquired companies at the date of acquisition and thereafter for net sales orders (representing newly signed contracts with customers, net of contract cancellations or holds), and decreased for installations, which are reflected in revenue.

•	Backlog decreased 38.8% to $30.2 million at June 30, 2015, as compared to a backlog of $49.3 million at June 30, 2014. Residential backlog decreased 40.5% to $17.6 million at June 30, 2015 versus $29.5 million at June 30, 2014. As discussed above, the company did not focus on new sales order generation during the first half of 2015, as it had to first obtain the necessary financing to convert the backlog, and then work-off its long standing backlog, which also declined due to customer cancelations arising from the backlog not being installed at a faster rate. As such, new sales orders for our residential segment declined by $19.8 million and net cancellations increased by $3.8 million versus the second quarter of 2014.

•	Backlog decreased 34% to $30.2 million at June 30, 2015 versus $45.7 million at March 31, 2015.

o	Sunetric’s backlog declined 23.4% to $12.6 million at June 30, 2015 versus $16.5 million at March 31, 2015. The decline was due to increased level of residential installation approvals by the local utility.

o	Residential segment backlog declined 40% to $17.6 million at June 30, 2015 versus $29.2 million at March 31, 2015. The decline was primarily due to installations of approximately $11 million. New sales orders and cancellations were approximately the same during the second quarter of 2015.

Q2 2015 Financing Capacity Highlights

•	Cash and cash equivalents were $5.3 million at June 30, 2015 versus $1.9 million at December 31, 2014.

•	For installations during the quarter, 43% were paid for in-cash by customers, 44% used third-party loan programs, and 13% utilized company and third-party lease programs.

•	Warrant holders exercised Series B warrants into 1.6 million shares of Class A common stock providing net proceeds of more than $4 million.

•	As previously reported, the company arranged for additional capital with net proceeds of $4.4 million.

•	As previously reported, RGS Energy’s largest shareholder converted $4.2 million of debt and accrued interest to equity.

Management Commentary

“During the quarter, we cut our operating loss, which included approximately $800,000 of litigation and restructuring charges during the quarter, nearly in half compared to the first quarter of 2015,” said Dennis Lacey, RGS Energy’s CEO. “We also reported positive net income. Since this was primarily the result of a derivative gain, a non-cash item that we do not expect to recur at this level, we will continue striving to improve results at the operating income line. We intend to achieve this by expanding our sales and construction capabilities, all with the goal of 2016 being a growth year for the company.

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“During the remainder of 2015, we will incur costs to expand our sales and construction capabilities as we position the company for revenue growth in 2016. Those costs, along with our current rate of installations after past cancellations and not being subject to the same level of derivative warrant income going forward, are such that we do not expect to report net income for the remaining quarters of 2015.

“We already have a national footprint — we are in all the key solar states and operate with a blend of both company field sales and our e-sales call center along with in-house construction crews and alliance partners for construction. The recently completed series of financial transactions have strengthened our financial position and provided us with working capital to further reduce our accounts payable and support our current operations. We also plan to apply this working capital to expand our sales and construction capabilities, as well as our presence in new states. These expansions represent the next step in our turnaround plan.”

RGS Energy National Footprint

RGS Energy is one of the nation’s leading rooftop installers of solar equipment, serving residential and small business customers in eight mainland U.S. states and Hawaii. The company markets its solar power systems through a mix of field sales teams and e-sales call center approach, as well as installs its systems using in-house and third-party integrators. For East Coast operations, the company primarily utilizes field sales through solarize programs and in-house construction crews. In California and Colorado, the company markets solely through its e-sales, call center-based approach and installs only through its authorized third-party integrators.

RGS Energy National Footprint

	Sunetric
	Segment	Residential Segment								RGS	Future
	Pacific	MidAtlantic		New England				West Coast		Total	States
States of Operation	HI	NY	NJ	CT	MA	VT	RI	CA	CO(HQ)	9	TBD
Customers Served
Residential	*	*	*	*	*	*	*	*	*	9	*
Small Commercial	*	*	*	*	*	*	*	*	*	9	TBD
Large Commercial	*									1
Company Field Sales Teams	*	*	*	*	*	*	*			7	TBD
Company Construction Teams	*			*	*	*	*			5	TBD
Call Center Sales		*	*	*	*	*	*	*	*	1	*
Authorized 3rd Party Integrators	*	*	*	*	*		*	*	*	8	*
Number of Offices/Warehouses	1	1	-	2	3	2	1	-	1	11	TBD

Conference Call

RGS Energy will hold a conference call to discuss its second quarter 2015 financial results later today. Management will host the presentation, followed by a question and answer period.

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Date: Monday, August 10, 2015

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-888-215-6917

International dial-in number: 1-913-312-0401

Conference ID: 8726019

Webcast: http://public.viavid.com/index.php?id=115616

The conference call will be webcast live and available for replay via the investor relations section of the company's website at RGSEnergy.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through August 17, 2015.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 8726019

About RGS Energy

RGS Energy (NASDAQ: RGSE) is one of the nation’s leading rooftop installers of solar equipment, serving residential and small business customers in the mainland U.S. and Hawaii. Beginning with one of the very first photovoltaic panels sold in 1978, the company has installed tens of thousands solar power systems. RGS Energy makes it possible for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support.

For more information, visit RGSEnergy.com, on Facebook at www.facebook.com/rgsenergy and on Twitter at www.twitter.com/rgsenergy. RGS Energy is a trade name and RGS Energy makes filings with the Securities and Exchange Commission under its official name “Real Goods Solar, Inc.” For more information about the company, visit www.rgsenergy.com.

Forward-Looking Statements and Cautionary Statements

This press release may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they provide our current beliefs, expectations, assumptions and forecasts about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “strive,” “future,” “intend,” “may,” “will” and similar expressions as they relate to us are intended to identify such forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, without limitation, the following: the continuation and level of government subsidies and incentives for solar energy, the impacts of worsening economic conditions on homeowners and small commercial operation that may limit their ability and desire to invest in solar systems, changing and updating technologies and the issues presented by these new technologies related to customer demand and our product offering, the rates charged by electric utilities that may impact the desirability of our product to customers, our success in implementing our plans to increase future sales and revenue by expanding our sales and construction organization and expanding into new states of operations, the impact of a drop in the price of conventional energy

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on demand for solar energy systems, new regulations impacting solar installations including electric codes, access to electric grids, the willingness of electric utilities to allow interconnections and other regulations effecting energy consumption by consumers, factors impacting the timely installations of solar systems, seasonality and adverse weather conditions inhibiting our ability to install solar systems, our inability to maintain effective disclosure controls and procedures and internal control over financial reporting, our ability to operate with our existing financial resources and capital available under our debt facility, the impact of our current indebtedness on our financial health, our ability to continue to obtain access to financing and financial concessions when needed from financiers, loss of key personnel and ability to attract necessary personnel, our history of operating losses, our failure to realize cost savings from restructuring and optimization, geographic concentration of revenue from the sale of solar energy systems in east coast states, Hawaii and California, our failure to timely or accurately complete financing paperwork behalf of customers, adverse outcomes arising from litigation and contract disputes, disruption of our supply chain from equipment manufacturers, construction risks and costs, competition, continued access to competitive third party financiers to finance customer solar installations, failure by manufacturers of third party installers to perform under their warranties to us, failure of customers to pay per contractual terms, potential shortages of supplies for solar energy systems, conditions affecting international trade having an adverse effect on the supply of solar photovoltaic modules, delays or cancellations for system installations done on a percentage-of-completion, non-compliance with NASDAQ continued listing standards, changing reporting requirements which require significant compliance efforts and resources, volatile market price of our Class A common stock, lack of coverage of our Class A common stock by securities analysts, the low likelihood that we will pay any cash dividends on our Class A common stock for the foreseeable future, possibility of future dilutive issuances of securities, anti-takeover provisions in out organizational documents, the significant ownership and voting power of our Class A commons stock held by Riverside Renewable Energy Investments, LLC, the potential impact of the U.S. Security and Exchange Commission’s investigation, and such other factors as discussed throughout Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Conditions and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2014 and Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 1A, Risk Factors included of our Quarterly Reports on Form 10-Q for the quarter ended June 30, 2015.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. These documents are available on both the EDGAR section of the SEC's website at www.sec.gov and the Investor Relations section of the company's website at www.rgsenergy.com

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	RGS Energy
	Condensed Consolidated Balance Sheets
	(in thousands, except per share amounts - unaudited)
	June	December
	30, 2015	31, 2014
Cash & cash equivalents	$5,338	$1,947
Accounts Receivable	9,326	8,293
Inventory	3,146	4,639
Other Current Assets	6,886	5,847
Assets of Discontinued Operations	3,346	8,427
Total Current Assets	28,042	29,153
Goodwill and Intangibles	1,338	1,338
Other Assets	3,612	3,533
Assets of Discontinued Operations	937	1,082
Total Assets	$33,929	$35,106

Line of Credit and Term Loan	$4,028	$4,350
Related Party Debt	-	3,150
Accounts Payable	9,712	13,398
Other Current Liabilities	6,247	8,575
Liabilities of Discontinued Operations	5,312	7,984
Total Current Liabilities	25,299	37,457
Common stock warrant liability	1,002	2,491
Other Liabilities	73	132
Liabilities of Discontinued Operations	227	327
Total Liabilities	26,601	40,407
Stockholder’s Equity (deficit)	7,328	(5,301)
Liabilities and Stockholders' Equity	$33,929	$35,106

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	RGS Energy
	Consolidated Summary Statements of Operations
	(in thousands, except per share amounts - unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net Revenue	$14,727	$19,636	$25,337	$33,403
Cost of Goods Sold	12,278	15,133	21,991	26,089
Gross Margin	2,449	4,503	3,346	7,314
Gross Margin (%)	16.63%	22.93%	13.21%	21.90%
Selling and Operating	2,916	6,914	6,987	12,850
General and Administrative	1,313	2,300	2,870	4,372
Stock option compensation	155	417	400	620
Acquisition-related Costs	-	(304)	-	806
Restructuring Costs	337	-	358	-
Litigation	500	-	500	1,185
Depreciation and amortization	124	554	274	-
Asset Impairment	-	-	-	-
Total Expenses	5,345	9,881	11,389	19,833
Operating Loss from Continuing Operations	(2,896)	(5,378)	(8,043)	(12,519)
Other Income	147	-	147	-
Interest Expense	(144)	(234)	(369)	(456)
Derivative Gain, Net	4,509	6,082	6,264	1,415
Income Tax (Expense)/Benefit	(41)	1,214	24	1,208
Income/(Loss) from Continuing Operations, net of tax	1,575	1,684	(1,977)	(10,352)
(Loss) From Discontinued Operations, net of tax	(133)	(23,039)	(315)	(25,831)
Net Income/(Loss)	$1,442	$(21,355)	$(2,292)	$(36,183)
Earnings per share	$0.28	$(9.27)	$(0.58)	$(16.32)
Weighted average shares outstanding	5,011	2,304	3,947	2,217

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	RGS Energy
	Segment Results
	(in thousands - unaudited)
	Second quarter Results		YTD Results
	2015	2014	2015	2014
Residential:
Revenue	$11,110	$15,943	$17,967	$29,217
COGS	9,422	12,429	15,570	23,045
Gross Margin	1,688	3,514	2,397	6,172
GM%	15.19%	22.04%	13.34%	21.12%
Operating Expenses	2,197	5,285	5,375	10,124
Business Unit Contribution	$(509)	$(1,771)	$(2,978)	$(3,952)

Sunetric:
Revenue	$3,617	$3,071	$7,370	$3,071
COGS	2,856	2,264	6,421	2,264
Gross Margin	761	807	949	807
GM%	21.04%	26.28%	12.88%	26.28%
Operating Expenses	599	956	1,100	956
Business Unit Contribution	$162	$(149)	$(151)	$(149)

	RGS Energy
	Supplemental Information
	Second quarter Results		YTD Results
	2015	2014	2015	2014
Rooftop Installations:
Residential	374	526	596	1,042
Sunetric	64	42	106	42
Total	438	568	702	1,084
kW Installed:
Residential	2,604	4,154	4,261	7,797
Sunetric	893	665	1,797	665
Total	3,497	4,819	6,058	8,462
Net Orders (dollars in thousands):
Residential	$(636)	$5,717	$(4,447)	$7,324
Sunetric	$(190)	$2,263	$(1,772)	$2,263
Total	$(826)	$7,980	$(6,219)	$9,587
Net Orders (kW):
Residential	(191)	22,944	(1,145)	30,710
Sunetric	27	8,554	(336)	8,554
Total	(164)	31,498	(1,481)	39,264

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	As of June 30 2015
	Backlog Rooftops	Backlog Value ($'000's)
Backlog Information
Residential	488	$17,553
Sunetric	114	$12,624
Total	602	$30,177

RGS Energy Stock Capitalization Table

	Total shares issued and outstanding as of:
	6/24/2015	7/15/2015
Beginning Shares outstanding prior to June transactions	5,935,735	5,935,735

Shares issued in June transactions:
Subordinated Debt Conversion to Equity		1,288,156
Class A & C Warrant Exchanges		1,328,004
Public offering		4,021,884
Total shares outstanding	5,935,735	12,573,779

Additional possible future shares issuable from:
Options to purchase common stock	148,040	148,040
Warrants to purchase common stock	2,252,956	1,330,247
Other contracts and agreements	22,631	22,631
Total shares issued or issuable in the future	8,359,362	14,074,697

Investor Relations Contact

Ron Both, Senior Managing Director

Liolios Group, Inc.

Tel 1-949-574-3860

RGSE@liolios.com

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